Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT dated as of January 10, 2013 (this “Agreement”) among Sierra Resource Group, Inc., a Nevada corporation (the “Company”) and Grand View Ventures LLC, a California limited liability company, (“Holder”) under that certain May Note (as defined below). For purposes of this Agreement, the Company and Holder are sometimes referred to each as a “Party” and together, the “Parties.”

RECITALS

A. On February 16, 2012, the Company issued to Holder a certain promissory note in the principal amount of $190,000 (the “February Note”) and executed a security agreement (the “Security Agreement”) securing the Company’s obligation under the February Note.

B. On May 3, 2012, the Company issued to Holder a certain promissory note in the principal amount of $133,000 (the “May Note”) and amended the Security Agreement to additionally secure the Company’s obligation under the May Note.

C. The Company has failed to pay principal and interest on the May Note at the Maturity Date for the May Note on November 1, 2012. In addition, Holder contends that Company is in default as a result of certain other events as specified in Section 2 below.

D. On December 27, 2012, following extensive correspondence with the Securities and Exchange Commission, the Company filed its Definitive Information Statement regarding an amendment to its articles of incorporation to increase its authorized shares of capital stock from 460,000,000, to 990,000,000 of which 970,000,000 shall be designated Class A Common Stock, par value $0.001, 10,000,000 shall continue to be designated Class B Common Stock, par value $0.001, and 10,000,000 shall continue to be designated Preferred Stock, par value $0.001 per share of which 1,000,000 shares have been designated and issued as Series A Preferred Stock.

E. The Company has requested that Holder forbear, as herein provided, from exercising its rights and remedies under the May Note and Security Agreement as result of any Specified Events (as such term is defined in Section 2), so that the various agreements among the parties may be revised and amended as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, the Parties hereto agree as follows:

1. Ratification and Reaffirmation of Obligations and Liens. The Company hereby ratifies and reaffirms the validity and enforceability of all of the obligations under the February Note, the May Note, and the Security Agreement and agrees that its obligations under such agreements are its legal, valid and binding obligations enforceable against it in accordance with the respective terms hereof and thereof and that it has not asserted a defense (whether legal or equitable), set-off or counterclaim to the payment or performance of such obligations in accordance with the terms of such agreements.

2. Acknowledgment. The Company acknowledges that as of the date of this Agreement, the following events (the “Specified Events”) have occurred:

a. The Company has not made partial payments on the May Note upon the receipt to the Company of cash receipts as specified by Section 1(c) of the May Note. Specifically, the Company did not pay to Grand View 10% of the gross proceeds from the following borrowings as referenced in the Company’s most recent Form 10-Q:

i. The Company entered into a Convertible Promissory Note with Asher Enterprises Inc. on July 17, 2012 in the amount of $53,000. The note has an interest rate of 8% with a maturity date of April 19, 2013.

ii. The Company entered into a Promissory Note with FOGO, Inc. on July 31, 2012 in the amount of $200,000. The note has an interest rate of 12% with a maturity date of January 31, 2013.

iii. The Company entered into a Convertible Promissory Note with Asher Enterprises, Inc. on October 5, 2012 in the amount of $32,500. The note has an interest rate of 8% with a maturity date of July 10, 2013.

b. The Company has not filed a deed of trust securing the mining claim in the county of Arizona where the mining claims of the Company exist.

c. The Company has allowed certain property to be sold for scrap metal for consideration of $3,710.

d. The Company has not retired the Tangiers promissory note dated October 14, 2011 by July 14, 2012. According to page 13 of the Company’s most recent Form 10-Q, as of September 30, 2012, $15,900 was still outstanding.

e. The Company has not amended its articles of incorporation to increase the authorized Class A Common Shares (the “Common Shares”) to one billion shares.

f. The Company has not paid principal and interest on the May Note before, at or after the Maturity Date for the May Note on November 1, 2012.

3. Forbearance. Subject to all of the other terms and conditions set forth herein, and (a) solely with respect to any defaults or breaches arising out of the Specified Events, Holder agrees to forbear from exercising its rights and remedies under the May Note and Security Agreement (it being understood that nothing herein shall constitute a waiver of any Event of Default pursuant to the May Note or the Security Agreement) solely during the period from the date hereof until that date (the “Forbearance Termination Date”) which is the earliest to occur of (i) the failure after the date hereof of the Company to comply with any of the terms or undertakings of this Agreement, including, without limitation, the covenants set forth in Section 4 hereof, (ii) a breach of any warranty or representation of the Company in this Agreement, or (iii) the occurrence of a different Event of Default (other than a default arising out of the Specified Events) under either the February Note or the May Note. Upon the Forbearance Termination Date, the agreement of Holder to forbear from exercising its rights and remedies in respect of the Specified Events shall automatically terminate for all purposes under the May Note and Security Agreement for all periods, including periods after the Forbearance Termination Date and Holder shall be free to proceed to enforce any or all of its rights and remedies set forth in the May Note or the Security Agreement including, without limitation, the right to demand the immediate repayment of the May Note and to take possession of the collateral under the Security Agreement. The Company hereto agrees that, subject to the agreement of Holder to forbear from exercising certain of its rights and remedies as and to the extent expressly set forth in this Agreement, all rights and remedies of Holder under the May Note and Security Agreement shall continue to be available to Holder from and after the date of this Agreement.

4. Forbearance Requirements. The Company covenants and agrees that in consideration for entering into this Agreement that it shall perform (or agree to the terms of, as the case may be,) the following:

a. Default Interest. From and after November 1, 2012, the May Note shall bear interest at the default rate of 18% per annum and shall compound quarterly until the Amendment to the May Note has been executed by the Company, as specified in Section 5(f) herein.

b. Payment of Attorney Fees. The Company shall pay the attorney fees of Holder in the amount of $17,500, such fees shall be added to the principal of the May Note and bear interest at the rate specified in Section 4.a. above.

c. Amendment to Security Agreement. Simultaneously upon the execution of this Agreement, the Company shall deliver to Holder an executed amendment to the Security Agreement that shall state specifically that the February Note and the May Note shall be secured by a deed of trust on the Company’s 80% interest in the Chloride Copper Mine. A copy of such amendment is attached as Exhibit A.

d. Execution of Deed of Trust. Simultaneously upon the execution of this Agreement, the Company shall deliver to Holder a fully executed and acknowledged deed of trust securing the real property underlying the mining claims of the Company. A copy of the deed of trust is attached as Exhibit B.

e. Execution of Section 13 Amendments. Simultaneously upon the execution of this Agreement, the Company shall deliver to Holder an executed amendment to the May Note and the February Note substantially in form as attached as Exhibit C.

f. Delivery of the May Shares. Pursuant to its Definitive Information Statement filed on December 27, 2012, and pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, the Company will submit the amendment to its articles of incorporation providing for the increase of the authorized Common Shares to the Nevada Secretary of State for filing on January 16, 2012, along with the statutory fees for 24-hour expedited filing. Within five business days of the filing date of the Company’s amendment to its articles of incorporation, the Company shall direct its Transfer Agent to deliver to Holder, Shadow Capital LLC, and Oak Street Trust the following Common Shares representing Common Shares owed to the proceeding entities from the securities purchase agreements between the Company and such entities dated May 3, 2012.

Entity	Common Shares
Holder	6,666,666
Shadow Capital LLC	3,333,334
Oak Street Trust	3,333,334

g. Anti-Dilution Shares. Within five business days of the filing date of the Company’s amendment to its articles of incorporation providing for the increase of the authorized Common Shares, the Company shall direct its Transfer Agent to deliver to Holder, Shadow Capital LLC, and Oak Street Trust the following Common Shares that represent anti-dilution Common Shares owed to the preceding entities as of November 20, 2012.

Entity	Common Shares
Holder — February Note	5,045,000
Holder — May Note	1,002,000
Shadow Capital LLC	668,000
Oak Street Trust	668,000

Notwithstanding the previous requirements of this Section 4.g., the Company shall hold back from the issuance of such Common Shares to Holder an amount such that the total amount of Common Shares owned by Holder shall not exceed 4.99% percent of the outstanding Common Shares of the Company. The Company shall promptly issue such remaining Common Shares upon notice to the Company that such issuance will not cause Holder to have ownership of the outstanding Common Shares in excess of 4.99% or upon sixty one (61) days’ notice of waiver by Holder to the Company, in accordance with the terms of the amended Notes and Warrants.

h. Anti-Dilution Warrants. The Company has previously delivered to Holder warrants to purchase 6,900,000 Common Shares dated February 16, 2012 (the “February Warrant”). In addition, the Company has previously delivered to Holder, Shadow Capital LLC, and Oak Street Trust warrants to purchase Common Shares in the amounts of 6,666,666, 3,333,334, and 3,333,334 shares, respectively (the “May Warrants”). Simultaneously with execution of this Agreement, the Company shall deliver to Holder, Shadow Capital LLC, and Oak Street Trust additional warrants to purchase the Common Shares in the following amounts and exercise prices representing anti-dilution warrants as specified in Section 3.d. of the February Warrant and Sections 3.d. of the May Warrants as of November 20, 2012. A copy of the anti-dilution warrants are attached as Exhibit D.

	Warrants	Exercise Price
Holder — February Note	3,944,633	$0.006
Holder — May Note	903,991	$0.003
Shadow Capital LLC	451,996	$0.003
Oak Street Trust	451,996	$0.003

i. Reset of the May Warrants. According to Section 3.e of the May Warrants, the exercise price of such warrants is reset to $0.003 per share. Simultaneously with the execution of this Agreement, the Company shall execute and deliver to the Holder, Shadow Capital LLC, and Oak Street Trust amendments to the May Warrants reflecting such reset of exercise price of the May Warrants. A copy of the aforementioned amendments are attached as Exhibit E.

j. Additional Warrants. Simultaneously with execution of this Agreement, the Company shall deliver to Holder, warrants to purchase 6,750,000 shares of the Common Stock with an exercise price of $0.008 per share. Such warrants shall provide for anti-dilution protection. In addition, the warrants shall provide that the Company shall have the opportunity to repurchase a certain percentage of such warrants at a purchase price of $0.001 per share if the February Note and the May Note are paid prior to July 15, 2013. A copy of such warrant is attached as Exhibit F.

k. Acknowledgment of the Company. The Company acknowledges that most of the commitments that the Company is making under this Section 4 would be required of the Company notwithstanding this Agreement based on the May Note and Security Agreement.

1. Authority of Officer. The Company represents and warrants that the undersigned officer of the Company has the required authority to execute this Agreement and that this Agreement has been presented to the board of directors of the Company and such board has approved its contents.

5. Covenants of Holder. Holder covenants and agrees to the following terms to execute amendments to the February Note, the May Note, and other transaction documents between the Parties according to the following:

a. Waiver. Holder hereby waives all defaults and breaches of the Company arising out of the Specified Events for all dates prior to the date of this Forbearance Agreement; provided however, that such waiver shall not be effective until, and only on the condition that, the Company fulfills all of the requirements of Paragraph 4 prior to the termination of this Agreement.

b. Extension of the May Note and February Note. Sections 1.a.i of both the February Note and the May Note shall be amended as set forth in Exhibit C to state that the Maturity Date is July 15, 2013 or the BLM Extension Date (as defined below), whichever is later. To the extent that the date the Bureau of Land Management (the

“BLM”) issues its Finding of No Significant Impact certificate (the “FONSI Date”) for the Company (currently scheduled for April 15, 2013) is extended “as a result of the filing of the Deed of Trust” (referenced in Section 4.d. above), the “BLM Extension Date” shall be the earlier of (i) three months after such new FONSI Date or (ii) October 15, 2013. To claim that the FONSI Date was extended “as a result of the filing of the Deed of Trust”, the Company must deliver to Holder written evidence of such contention.

c. Event of Default — Failure to Make Required Payments. In connection with, and as condition precedent to the extension of the Maturity Dates of the February Note and the May Note detailed in Section 5.b. above, Sections 4 of both the February Note and the May Note shall be amended as set forth in Exhibit C to state that an additional Event of Default shall be “the failure to pay interest or principal when due on any outstanding obligation of the Company (if such outstanding obligation is greater than $10,000) when due including but not limited to the FOGO, Inc. note or any Asher Enterprises, Inc. note, unless such failure is waived in writing by the holder of such obligation. Holder shall be able to rely on the terms of such obligations as provided to Holder previously or any of the Company’s SEC filings to determine when the Company is obligated to make such interest and principal payments and may presume such payments were not made or such obligations were not modified unless and until delivery of reasonable written evidence to Holder to the contrary.”

d. Event of Default — Failure to Pay Claim Maintenance Fees. In connection with, and as condition precedent to the extension of the Maturity Dates of the February Note and the May Note detailed in Section 5.b. above, Sections 4 of both the February Note and the May Note shall be amended as set forth in Exhibit C to state that an additional Event of Default shall be “failure of the Company to pay all 2013 Claim Maintenance Fees associated with the 51 Chloride Copper Mine claims with the BLM and to provide written documentation of such payment to Holder prior to July 1, 2013.”

e. Deletion of Event of Default. Section 4(h) of the May Note requiring the retirement of the Tangiers promissory note dated October 14, 2011 shall be deleted in its entirety, as set forth in Exhibit C.

f. Interest Rate on the May Note. From and after execution of the above referenced Amendments, the interest rate on the May Note shall be 15% per annum and such interest shall no longer compound until its new Maturity Date, as set forth in Exhibit C.

g. Revision of February SPA. Section 8 of the Securities Purchase Agreement between the Parties dated February 16, 2012 shall be revised and amended as set forth in Exhibit G and as follows: (i) “370 million shares” shall be changed to “353 million shares” and (ii) “in the amount of 3,000 shares for each 100,000 shares” shall be changed to “in the amount of 2,500 shares for each 100,000 shares.”

h. Revision of May SPA. Section 8 of the Securities Purchase Agreement between the Parties dated May 3, 2012 shall be revised and amended as set forth in

Exhibit G and as follows: “in the amount of 2,000 shares for each 100,000 shares” shall be changed to “in the amount of 1,500 shares for each 100,000 shares.”

i. Revision of February Warrant. Section 3(d) of the February Warrant shall be revised and amended as set forth in Exhibit H and as follows: (i) “370 million shares” shall be changed to “353 million shares,” and (ii) the anti-dilution calculation example at the end of such section shall be revised to reflect the revised Threshold Amount of 353,000,000.

6. Execution of Documents. Simultaneously upon the execution of this Agreement, the Parties shall execute and deliver to each other the documents called for in this Agreement and set forth in the Exhibits hereto.

7. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Parties.

10. Waiver of Notice. The Company expressly waives any form of Notice regarding the default on and termination of this Agreement pursuant Section 3 above. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Agreement. The obligations of the Company under this Agreement shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

11. Notices. All notices and other communications hereunder shall be in writing and be deemed given when (i) delivered by hand, (ii) when deposited with a reputable next business day delivery service providing receipt of delivery (such as FedEx) for delivery the following day, (iii) when sent by registered or certified mail, at the earlier of its receipt or three business days after registration or certification thereof, or (iv) when sent by facsimile or email transmission (with confirmation of receipt by email from the recipient). Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Holder:	Grand View Ventures, LLC
912 Cole St. #204
San Francisco, CA 94117
Attn: Matt Garlinghouse

with a copy to:

Greystone Law Group LLP

1600 Rosecrans Avenue

Media Center, Suite 400

Manhattan Beach, CA 90266

Attention: Jeffrey Mailer

Telephone: 213-867-2077

Facsimile: 213-867-2144

Email: jmatler@greystonelawgroup.com

the Company:	Timothy Benjamin, Chairman Sierra Resource Group, Inc. 9550 S. Eastern Avenue, Suite 253 Las Vegas, Nevada 89123 Email: tbenjamin@sierragroupinc.com with a copy to: Christopher L. Cella Cella Lange & Cella LLP 1600 S. Main St., Suite 180 Walnut Creek, CA 94596 Telephone: (925) 974-1110 Facsimile: (925) 974-1122 cicella@cellalange.net

12. Governing Law, Jurisdiction The parties hereby acknowledge, consent and agree (i) that the provisions of this Agreement and the rights of all parties mentioned herein shall be governed by the laws of the State of Nevada and interpreted and construed in accordance with such laws and (ii) that either party may, but is not obligated to, institute a proceeding to enforce this Agreement in San Francisco County, California, and any objections to such jurisdiction or venue are hereby waived.

13. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to Sections refer to Sections hereof.

14. Securities Laws. Holder acknowledges that the securities issued pursuant to Section 4 above will not, at the time of their issuance, been registered under the Securities Act of 1933, as amended, or registered or qualified under any state securities laws and are being issued based on a exemption to such registration requirements. As such, the issued securities may not be sold, transferred, pledged or hypothecated in the absence of registration under the securities act and registration or qualification under applicable state securities laws unless an exception to such registration requirement exists.

15. Attorney’s and Collection Fees. In the event of any dispute arising hereunder, the prevailing party shall be entitled to recover its reasonable costs, inclusive of attorney’s fees.

16. Defined Terms. The defined terms in the Recitals are incorporated into this Agreement by reference. All other capitalized terms used herein without definition shall have the same meanings herein as such terms have in the May Note.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

(Signature page immediately follows)

IN WITNESS WHEREOF, the undersigned have executed this Forbearance Agreement as of the date first above written.

“COMPANY” SIERRA RESOURCE GROUP, INC., a Nevada corporation

By:	/s/
Name: Timothy Benjamin Title: Chairman of the Board of Directors

“HOLDER” GRAND VIEW VENTURES, LLC, a California limited liability company

By:	/s/
Name: Matt Garlinghouse Title: Manager

Signature Page of Forbearance Agreement